CAPITAL SOUTHWEST CORPORATION ANNOUNCES NEW VICE PRESIDENT

DALLAS – October 28, 2009 – Capital Southwest Corporation has announced today that Raymond D. Schwertner will join the Company as Vice President effective December 1, 2009. Mr. Schwertner joins Capital Southwest after having served in a variety of increasing responsibilities at The Whitmore Manufacturing Company over the past 19 years, serving most recently as its President and Chief Executive Officer. Whitmore is a wholly-owned portfolio company of Capital Southwest. Capital Southwest also announced that Jeffrey G. Peterson will join Whitmore as its President and Chief Executive Officer effective November 30, 2009. Mr. Peterson will remain a Vice President of Capital Southwest Corporation and continue to serve as a director of several of the Company’s core holdings. Gary Martin, Chairman and CEO of Capital Southwest Corporation, said "I am excited to be reunited with Ray at Capital Southwest. His breadth of experience will enhance the operational opportunities at Capital Southwest immensely. Jeff has progressed rapidly within Capital Southwest and will provide tremendous oversight to a key investment of our firm. Additionally, this experience should be a foundational building block that will serve our shareholders well for many years."

About Capital Southwest Corporation

Capital Southwest is a Dallas-based business development company that provides patient equity capital to exceptional businesses. As a public company, Capital Southwest has the flexibility to hold investments indefinitely, which has provided its portfolio company managers a stable ownership platform since its founding in 1961. For more information about Capital Southwest, visit the company’s website at www.capitalsouthwest.com.

Forward Looking Statements

This press release may contain historical information and forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 with respect to the business, financial condition and results of operations of the Company. The words "believe," "expect," "intend," "plan," "should" and similar expressions are intended to identify forward-looking statements. Such statements reflect the current views, assumptions and expectations of the Company with respect to future events and are subject to risks and uncertainties. Many factors could cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements, including, among others, changes in the markets in which the Company operates and in general economic and business conditions, competitive pressures, changes in business strategy and various other factors, both referenced and not referenced in this press release. Various risks and uncertainties may affect the Company and its results of operations, as described in reports filed by the Company with the Securities and Exchange Commission from time to time. The Company does not assume any obligation to update these forward-looking statements.

Contact:	Gary L. Martin or Tracy L. Morris
972-233-8242

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